MEDIA CONTACT Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT SELECTS SEAN GOODMAN AS ITS NEW CFO, SUCCEEDING AMC CFO CRAIG RAMSEY WHO WILL RETIRE IN FEBRUARY 2020 UPON ACHIEVING 25 YEARS OF SERVICE

Leawood, Kan.  (October 11, 2019)  – AMC Entertainment (NYSE:AMC, "AMC" or the "Company") today announced the hiring of Sean Goodman, currently CFO of Fortune 500 company Asbury Automotive Group (NYSE: ABG), who will commence working with AMC as Executive Vice President - Finance on December 2, 2019. Current AMC CFO Craig Ramsey will retire on February 28, 2020, in a long-envisioned move.

During the overlap, the two executives will work closely together, and Goodman will assume the Chief Financial Officer title upon Ramsey's retirement. The Company expects an orderly, easy and seamless transition.

After an extensive and comprehensive national search, AMC has tapped Goodman, 54, to be Ramsey’s successor. Goodman has more than 30 years of finance experience including leading Financial Planning and Analysis as well as Business Development at Home Depot in Atlanta, was an investment banker at Morgan Stanley in London and worked for Deloitte & Touche in South Africa and New York. He has U.S. public company CFO experience at Asbury Automotive Group. In addition to his almost 20 years working in the United States, Goodman has extensive international work experience in Europe, Asia and Africa.

Goodman has undergraduate and graduate degrees in business and accounting from the University of Cape Town in South Africa, an MBA from the Harvard Business School and is a CPA.

In early February, Craig Ramsey will achieve a milestone 25th anniversary in leadership roles at AMC, including having become its CFO in the year 2000. His eventual retirement has long been in the executive succession planning process for AMC.

Adam Aron, AMC CEO and President said, "I cannot thank Craig Ramsey enough for his longstanding service to AMC, and the many vital contributions he has made as one of our most key executives. Our company has greatly benefited from his distinguished career, which has been marked by integrity, ability and common sense. At the same time, I am absolutely thrilled that we have been able to attract to AMC Sean Goodman who surely will help us to propel AMC forward in the years ahead. As we recruited him to join AMC, the sharpness of his mind, his strategic clarity, his extensive international experience and authentic leadership style were all quite evident. It is a terrific outcome that we have added such a superb top tier talent to AMC's executive team."

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.